Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2013 RESULTS, STRONG LOAN GROWTH

Miami Lakes, Fla. — July 24, 2013 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the second quarter of 2013.

For the quarter ended June 30, 2013, the Company reported net income of $54.0 million, or $0.52 per diluted share, as compared to $48.9 million, or $0.48 per diluted share, for the quarter ended June 30, 2012.

For the six months ended June 30, 2013, the Company reported net income of $102.2 million, or $0.99 per diluted share, generating an annualized return on average stockholders’ equity of 11.15% and an annualized return on average assets of 1.62%.  The Company reported net income of $99.2 million, or $0.96 per diluted share, for the six months ended June 30, 2012.

John Kanas, Chairman, President and Chief Executive Officer, said, “The New York franchise is off to a very strong start.  Combined with the remarkable recovery in the South Florida market, BankUnited is beginning to hit on all cylinders.”

Performance Highlights

•                  New loans grew by $1.1 billion during the second quarter of 2013.  For the six months ended June 30, 2013, new loans increased by $1.4 billion to $5.1 billion, an annualized growth rate of 79%.

•                  Deposits increased to $9.0 billion at June 30, 2013, with interest and non-interest bearing demand deposits totaling $2.2 billion, or 24% of total deposits.

•                  The net interest margin, calculated on a tax-equivalent basis, was 6.14% for the quarter ended June 30, 2013.

•                  We opened two additional banking centers in Manhattan during the second quarter of 2013, which was the first full quarter of operations for our New York franchise, bringing the total number of banking centers to four. One new branch opened in Florida during the quarter ended June 30, 2013.

•                  The cost of deposits continued to trend downward to 0.64% for the second quarter of 2013 from 0.70% for the immediately preceding quarter.

•                  Book value and tangible book value per common share were $18.43 and $17.74, respectively, at June 30, 2013.

Capital

BankUnited, Inc.’s capital position remains robust.  The Company and its banking subsidiary exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at June 30, 2013 were as follows:

Tier 1 leverage	13.7%

Tier 1 risk-based capital	27.9%

Total risk-based capital	28.9%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $6.8 billion at June 30, 2013 from $5.6 billion at December 31, 2012.  New loans grew by $1.4 billion to $5.1 billion at June 30, 2013 from $3.7 billion at December 31, 2012.  Covered loans declined to $1.7 billion at June 30, 2013 from $1.9 billion at December 31, 2012.

For the quarter ended June 30, 2013, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $744 million to $3.7 billion, reflecting the first full quarter of lending operations in New York, continued expansion of market share in Florida and growth of the leasing portfolio. New residential loans grew by $264 million to $1.3 billion during the second quarter of 2013, primarily as a result of the continuation of the Company’s residential loan purchase program.

A comparison of portfolio composition at June 30, 2013 and December 31, 2012 follows:

	New Loans		Total Loans
	June 30,	December 31,	June 30,	December 31,
	2013	2012	2013	2012
Single family residential and home equity	26.1%	25.0%	40.8%	45.3%
Commercial real estate	33.4%	31.8%	28.4%	25.6%
Commercial	38.7%	42.3%	29.4%	28.5%
Consumer	1.8%	0.9%	1.4%	0.6%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

Asset quality remained strong. Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At June 30, 2013, covered loans represented 24% of the total loan portfolio, as compared to 33% at December 31, 2012.

The ratio of non-performing new loans to total new loans was 0.42% at June 30, 2013 and 0.43% at December 31, 2012. The ratio of total non-performing loans to total loans was 0.54% at June 30, 2013 as compared to 0.62% at December 31, 2012.  At June 30, 2013, non-performing assets totaled $87.0 million, including $50.0 million of other real estate owned (“OREO”), as compared to $110.6 million, including $76.0 million of OREO, at December 31, 2012. At June 30, 2013, 75% of total non-performing assets were covered assets.

For the quarters ended June 30, 2013 and 2012, the Company recorded provisions for loan losses of $4.9 million and $2.7 million, respectively.  Of these amounts, $(3.0) million and $(1.5) million, respectively, related to recoveries on covered loans, and $7.8 million and $4.2 million, respectively, related to provisions for new loans.

For the six months ended June 30, 2013 and 2012, the Company recorded provisions for loan losses of $16.8 million and $11.5 million, respectively.  Of these amounts, $1.8 million and $0.1 million, respectively, related to covered loans, and $15.0 million and $11.4 million, respectively, related to new loans.

The increases in provisions related to new loans resulted from growth in the new loan portfolio and charge-offs, particularly related to one commercial relationship, partially offset by reduced general loss factors.

The provisions related to covered loans were significantly mitigated by offsetting increases or decreases in non-interest income recorded in “Net loss on indemnification asset.”

The following tables summarize the activity in the allowance for loan and lease losses for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$4,790	$15,919	$40,314	$61,023	$14,591	$10,915	$30,968	$56,474
Provision	(195)	(2,756)	7,832	4,881	(1,771)	287	4,209	2,725
Charge-offs	(291)	(801)	(8,037)	(9,129)	(1,735)	(1,434)	(533)	(3,702)
Recoveries	—	1,546	110	1,656	—	110	28	138
Balance at end of period	$4,304	$13,908	$40,219	$58,431	$11,085	$9,878	$34,672	$55,635

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$8,019	$9,874	$41,228	$59,121	$16,332	$7,742	$24,328	$48,402
Provision	(1,598)	3,447	14,999	16,848	(2,782)	2,898	11,376	11,492
Charge-offs	(2,117)	(1,906)	(16,251)	(20,274)	(2,465)	(2,040)	(1,116)	(5,621)
Recoveries	—	2,493	243	2,736	—	1,278	84	1,362
Balance at end of period	$4,304	$13,908	$40,219	$58,431	$11,085	$9,878	$34,672	$55,635

Deposits

At June 30, 2013, deposits totaled $9.0 billion compared to $8.5 billion at December 31, 2012.  Demand deposits, including non-interest bearing and interest bearing deposits, comprised 24% of total deposits at June 30, 2013 and  22% of total deposits at December 31, 2012.  The average cost of deposits was 0.64% for the quarter ended June 30, 2013 as compared to 0.84% for the quarter ended June 30, 2012 and 0.67% for the six months ended June 30, 2013 as compared to 0.87% for the six months ended June 30, 2012.  The decrease in the average cost of deposits was attributable to both the growth in non-interest bearing deposits as a percentage of average total deposits and a decline in market rates of interest. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.59% and 0.61%, respectively, for the three and six months ended June 30, 2013.

Net interest income

Net interest income for the quarter ended June 30, 2013 grew to $164.1 million from $145.8 million for the quarter ended June 30, 2012. Net interest income for the six months ended June 30, 2013 was $317.8 million as compared to $283.6 million for the six months ended June 30, 2012.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 6.14% for the quarter ended June 30, 2013 as compared to 5.92% for the quarter ended June 30, 2012.  Net interest margin, calculated on a tax-equivalent basis, for the six months ended June 30, 2013 was 6.04% as compared to 6.00% for the six months ended June 30, 2012. Significant factors impacting the trend in net interest margin for the three and six months ended June 30, 2013 included:

•           The tax-equivalent yield on loans declined for the quarter and six months ended June 30, 2013 compared to the corresponding periods in 2012, primarily because new loans, originated at yields lower than those on the covered loan portfolio, comprised a greater percentage of total loans.

•           The yield on new loans decreased to 3.87% and 3.94%, respectively, for the quarter and six months ended June 30, 2013 compared to 4.49% and 4.55% for the quarter and six months ended June 30, 2012, primarily reflecting lower market interest rates.

•           The yield on covered loans increased to 26.86% and 25.47%, respectively, for the quarter and six months ended June 30, 2013 from 20.50% and 19.99% for the quarter and six months ended June 30, 2012. The increase in the yield on covered loans resulted from (i) reclassifications from non-accretable difference to accretable yield, (ii) the inclusion in interest income for the quarter and six months ended June 30, 2013 of proceeds of $15.5 million and $25.8 million, respectively, from the sale of ACI residential loans from a pool with a carrying value of zero and (iii) an increase in the favorable impact of resolutions of covered commercial loans.

•           The tax-equivalent yield on investment securities declined for the quarter and six months ended June 30, 2013 from the corresponding periods in 2012, reflecting the impact of lower prevailing market rates of interest and changes in portfolio composition.

•           The average rate on interest-bearing liabilities declined for the quarter and six months ended June 30, 2013 from the corresponding periods in 2012, primarily due to declining market interest rates.

The Company’s net interest margin has been impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the six months ended June 30, 2013 and the year ended December 31, 2012 were as follows (in thousands):

Balance, December 31, 2011	$1,523,615
Reclassification from non-accretable difference	206,934
Accretion	(444,483)
Balance, December 31, 2012	1,286,066
Reclassification from non-accretable difference	163,039
Accretion	(211,219)
Balance, June 30, 2013	$1,237,886

Non-interest income

Non-interest income totaled $6.1 million and $23.9 million for the quarter and six months ended June 30, 2013 as compared to $21.7 million and $58.1 million for the quarter and six months ended June 30, 2012.

As anticipated, in 2013, the Company began amortizing the FDIC indemnification asset. In prior periods, we recorded accretion of discount on the FDIC indemnification asset.  Non-interest income included amortization of the FDIC indemnification asset of $(7.2) million and $(9.4) million, respectively, for the quarter and six months ended June 30, 2013 compared to accretion of $4.3 million and $11.1 million, respectively, for the quarter and six months ended June 30, 2012. As the expected cash flows from ACI loans have increased as discussed above, expected cash flows from the FDIC indemnification asset have decreased.

Income from resolution of covered assets, net was $20.6 million and $39.8 million, respectively, for the quarter and six months ended June 30, 2013 compared to $14.8 million and $22.1 million for the quarter and six months ended June 30, 2012. This increase in income resulted mainly from higher income from commercial recoveries and lower losses from residential foreclosure resolutions.

Loss on the sale of covered loans was $4.3 million and $5.1 million for the quarter and six months ended June 30, 2013. No covered loans were sold during the quarter and six months ended June 30, 2012.

Net loss on indemnification asset was $(17.7) million and $(29.4) million, respectively, for the quarter and six months ended June 30, 2013, compared to $(12.5) million and $(12.4) million for the quarter and six months ended June 30, 2012.  Significant factors impacting the changes from 2012 to 2013 included increased income from resolution of covered assets, net, the loss on sale of covered loans, reduced OREO impairment and more favorable results from the sale of OREO as discussed further below.

Declines in FDIC reimbursement of costs of resolution of covered assets and mortgage insurance income reflect the lower volume of covered loan resolution activity.

Gains on investment securities available for sale for the quarter ended June 30, 2013 related primarily to sales of securities to fund loan originations. Securities gains for the six months ended June 30, 2013 also included gains from the sale of securities in conjunction with the merger of Herald National Bank (“Herald”) into BankUnited.

Other non-interest income was $9.7 million for the six months ended June 30, 2013 compared to $13.4 million for the six months ended June 30, 2012. The most significant factor impacting the decrease for the six months ended June 30, 2013 was $5.3 million of bargain purchase gain on the acquisition of Herald included in other non-interest income for the six months ended June 30, 2012.

Non-interest expense

Non-interest expense totaled $78.3 million and $158.9 million, respectively, for the quarter and six months ended June 30, 2013 as compared to $83.0 million and $167.1 million for the quarter and six months ended June 30, 2012.

Employee compensation and benefits for the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012 reflected decreases of $3.4 million and $9.8 million, respectively, in equity-based compensation resulting primarily from the vesting in 2012 of instruments issued in conjunction with the Company’s initial public offering of common stock in 2011. These decreases were largely offset by increased compensation costs related to the Company’s growth and expansion.  Occupancy and equipment expense increased to $15.4 million and $30.4 million, respectively, for the quarter and six months ended June 30, 2013 from $13.2 million and $25.1 million for the quarter and six months ended June 30, 2012 due primarily to the expansion and refurbishment of our branch network in both New York and Florida as well as technology enhancements.

For the quarter and six months ended June 30, 2013, the aggregate of foreclosure and OREO expense was $3.3 million and $4.6 million, respectively, as compared to $5.1 million and $10.0 million for the quarter and six months ended June 30, 2012.  For the quarter and six months ended June 30, 2013, the net amount of (gain) loss on sale of OREO and impairment of OREO was $(5.7) million and $(5.4) million, respectively, as compared to $1.6 million and $6.5 million for the quarter and six months ended June 30, 2012.  These changes continue the trend from prior periods, reflective of lower levels of OREO and foreclosure activity and an improving real estate market.

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, July 24, 2013 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call.  The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial-in telephone number at (888) 713-4211 (domestic) or (617) 213-4864 (international).  The name of the call is BankUnited, and the confirmation number for the call is 51063862.  Participants may pre-register for the call on the Investor Relations page on www.bankunited.com.  A replay of the call will be available from 11:00 a.m. ET on July 24 through 11:59 p.m. ET on July 31 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international).  The pass code for the replay is 92667953.  An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc. is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with $13.1 billion of assets, 98 banking centers in 15 Florida counties and 4 banking centers in the New York metropolitan area at June 30, 2013.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.4 billion.  The Company has received $2.4 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited, Inc.

Investor Relations:

Leslie Lunak, 786-313-1698

llunak@bankunited.com

or

Media Relations:

Mary Harris, 305-817-8117

mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
ASSETS

Cash and due from banks:
Non-interest bearing	$47,160	$61,088
Interest bearing	16,643	21,507
Interest bearing deposits at Federal Reserve Bank	147,237	408,827
Federal funds sold	2,512	3,931
Cash and cash equivalents	213,552	495,353
Investment securities available for sale, at fair value (including covered securities of $214,447 and $226,505)	4,146,283	4,172,412
Non-marketable equity securities	142,391	133,060
Loans held for sale	1,539	2,129
Loans (including covered loans of $1,646,946 and $1,864,375)	6,807,325	5,571,739
Allowance for loan and lease losses	(58,431)	(59,121)
Loans, net	6,748,894	5,512,618
FDIC indemnification asset	1,345,134	1,457,570
Bank owned life insurance	205,856	207,069
Other real estate owned (including covered OREO of $49,571 and $76,022)	50,041	76,022
Deferred tax asset, net	63,833	62,274
Goodwill and other intangible assets	69,413	69,768
Other assets	246,489	187,678
Total assets	$13,233,425	$12,375,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,594,003	$1,312,779
Interest bearing	573,169	542,561
Savings and money market	4,176,181	4,042,022
Time	2,687,562	2,640,711
Total deposits	9,030,915	8,538,073
Short-term borrowings	1,644	8,175
Federal Home Loan Bank advances	2,196,605	1,916,919
Other liabilities	151,552	106,106
Total liabilities	11,380,716	10,569,273

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 100,550,397 and 95,006,729 shares issued and outstanding	1,006	950
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding at December 31, 2012	—	54
Paid-in capital	1,317,449	1,308,315
Retained earnings	472,190	413,385
Accumulated other comprehensive income	62,064	83,976
Total stockholders’ equity	1,852,709	1,806,680
Total liabilities and stockholders’ equity	$13,233,425	$12,375,953

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Interest income:
Loans	$154,760	$142,621	$299,851	$278,918
Investment securities available for sale	30,196	34,059	60,201	67,098
Other	1,142	1,235	2,421	2,189
Total interest income	186,098	177,915	362,473	348,205
Interest expense:
Deposits	14,158	17,047	29,039	34,007
Borrowings	7,890	15,071	15,597	30,592
Total interest expense	22,048	32,118	44,636	64,599
Net interest income before provision for (recovery of) loan losses	164,050	145,797	317,837	283,606
Provision for (recovery of) loan losses (including $(2,951), $(1,484), $1,849 and $116 for covered loans)	4,881	2,725	16,848	11,492
Net interest income after provision for (recovery of) loan losses	159,169	143,072	300,989	272,114
Non-interest income:
(Amortization) accretion of FDIC indemnification asset	(7,150)	4,294	(9,430)	11,081
Income from resolution of covered assets, net	20,580	14,803	39,770	22,085
Net loss on indemnification asset	(17,683)	(12,537)	(29,370)	(12,403)
FDIC reimbursement of costs of resolution of covered assets	2,261	3,333	5,125	9,849
Service charges and fees	3,379	3,229	6,721	6,345
Gain (loss) on sale of loans, net (including loss related to covered loans of $(4,311) and $(5,082) for the three and six months ended June 30, 2013)	(4,115)	253	(4,701)	509
Gain on investment securities available for sale, net (including loss related to covered securities of $(963) for the three and six months ended June 30, 2013)	3,536	880	5,222	896
Mortgage insurance income	631	2,649	902	6,339
Other non-interest income	4,641	4,762	9,684	13,363
Total non-interest income	6,080	21,666	23,923	58,064
Non-interest expense:
Employee compensation and benefits	43,027	43,951	86,102	90,576
Occupancy and equipment	15,381	13,229	30,423	25,051
Impairment of other real estate owned	419	3,048	1,699	6,595
Gain on sale of other real estate owned	(6,091)	(1,490)	(7,122)	(89)
Other real estate owned expense	1,262	1,161	2,130	3,437
Foreclosure expense	1,994	3,892	2,499	6,611
Deposit insurance expense	1,724	1,946	3,661	3,096
Professional fees	6,959	3,953	12,381	7,602
Telecommunications and data processing	3,484	3,121	6,852	6,351
Other non-interest expense	10,188	10,220	20,231	17,919
Total non-interest expense	78,347	83,031	158,856	167,149
Income before income taxes	86,902	81,707	166,056	163,029
Provision for income taxes	32,894	32,778	63,822	63,828
Net income	54,008	48,929	102,234	99,201
Preferred stock dividends	—	921	—	1,841
Net income available to common stockholders	$54,008	$48,008	$102,234	$97,360
Earnings per common share, basic	$0.52	$0.48	$1.00	$0.96
Earnings per common share, diluted	$0.52	$0.48	$0.99	$0.96
Cash dividends declared per common share	$0.21	$0.17	$0.42	$0.34

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended June 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$6,090,890	$156,338	10.28%	$4,813,393	$143,534	11.95%
Investment securities available for sale	4,378,894	30,904	2.82%	4,688,632	35,544	3.03%
Other interest earning assets	370,874	1,142	1.23%	522,874	1,235	0.95%
Total interest earning assets	10,840,658	188,384	6.96%	10,024,899	180,313	7.21%
Allowance for loan and lease losses	(64,051)			(57,351)
Non-interest earning assets	2,057,070			2,414,312
Total assets	$12,833,677			$12,381,860
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$570,147	638	0.45%	$502,313	814	0.65%
Savings and money market deposits	4,135,375	4,820	0.47%	3,958,633	6,491	0.66%
Time deposits	2,636,693	8,700	1.32%	2,624,250	9,742	1.49%
Total interest bearing deposits	7,342,215	14,158	0.77%	7,085,196	17,047	0.97%
Borrowings:
FHLB advances	1,988,422	7,888	1.59%	2,229,410	15,036	2.71%
Short-term borrowings	2,057	2	0.46%	35,244	35	0.40%
Total interest bearing liabilities	9,332,694	22,048	0.95%	9,349,850	32,118	1.38%
Non-interest bearing demand deposits	1,473,085			1,055,998
Other non-interest bearing liabilities	163,201			302,923
Total liabilities	10,968,980			10,708,771
Stockholders’ equity	1,864,697			1,673,089
Total liabilities and stockholders’ equity	$12,833,677			$12,381,860
Net interest income		$166,336			$148,195
Interest rate spread			6.01%			5.83%
Net interest margin			6.14%			5.92%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Six Months Ended June 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$5,841,813	$302,887	10.40%	$4,544,554	$279,831	12.37%
Investment securities available for sale	4,354,538	61,657	2.83%	4,543,664	70,047	3.08%
Other interest earning assets	499,805	2,421	0.97%	523,792	2,189	0.84%
Total interest earning assets	10,696,156	366,965	6.88%	9,612,010	352,067	7.35%
Allowance for loan and lease losses	(62,517)			(53,604)
Non-interest earning assets	2,086,104			2,427,300
Total assets	$12,719,743			$11,985,706
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$557,427	1,309	0.47%	$488,606	1,581	0.65%
Savings and money market deposits	4,140,073	9,984	0.49%	3,809,788	12,924	0.68%
Time deposits	2,635,927	17,747	1.36%	2,601,538	19,502	1.51%
Total interest bearing deposits	7,333,427	29,040	0.80%	6,899,932	34,007	0.99%
Borrowings:
FHLB advances	1,939,513	15,578	1.62%	2,231,918	30,555	2.75%
Short-term borrowings	8,446	18	0.43%	18,226	37	0.41%
Total interest bearing liabilities	9,281,386	44,636	0.97%	9,150,076	64,599	1.42%
Non-interest bearing demand deposits	1,403,161			959,564
Other non-interest bearing liabilities	186,630			247,370
Total liabilities	10,871,177			10,357,010
Stockholders’ equity	1,848,566			1,628,696
Total liabilities and stockholders’ equity	$12,719,743			$11,985,706
Net interest income		$322,329			$287,468
Interest rate spread			5.91%			5.93%
Net interest margin			6.04%			6.00%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Basic earnings per common share:
Numerator:
Net income	$54,008	$48,929	$102,234	$99,201
Preferred stock dividends	—	(921)	—	(1,841)
Net income available to common stockholders	54,008	48,008	102,234	97,360
Distributed and undistributed earnings allocated to participating securities	(2,124)	(3,687)	(5,258)	(6,968)
Income allocated to common stockholders for basic earnings per common share	$51,884	$44,321	$96,976	$90,392
Denominator:
Weighted average common shares outstanding	100,484,614	93,994,226	98,315,096	95,190,558
Less average unvested stock awards	(1,104,635)	(1,168,872)	(1,135,499)	(1,405,036)
Weighted average shares for basic earnings per common share	99,379,979	92,825,354	97,179,597	93,785,522
Basic earnings per common share	$0.52	$0.48	$1.00	$0.96
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$51,884	$44,321	$96,976	$90,392
Adjustment for earnings reallocated from participating securities	2	2,583	1,225	10
Income used in calculating diluted earnings per common share	$51,886	$46,904	$98,201	$90,402
Denominator:
Average shares for basic earnings per common share	99,379,979	92,825,354	97,179,597	93,785,522
Dilutive effect of stock options and preferred shares	189,403	5,626,620	2,342,583	189,209
Weighted average shares for diluted earnings per common share	99,569,382	98,451,974	99,522,181	93,974,731
Diluted earnings per common share	$0.52	$0.48	$0.99	$0.96

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013 (4)	2012 (4)	2013 (4)	2012 (4)
Financial ratios
Return on average assets	1.69%	1.59%	1.62%	1.66%
Return on average stockholders’ equity	11.62%	11.76%	11.15%	12.25%
Net interest margin (5)	6.14%	5.92%	6.04%	6.00%

	June 30,	December 31,
	2013	2012
Capital ratios
Tier 1 leverage	13.69%	13.16%
Tier 1 risk-based capital	27.93%	33.60%
Total risk-based capital	28.94%	34.88%

	June 30,	December 31,
	2013	2012
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.54%	0.62%
Non-performing assets to total assets (2)	0.66%	0.89%
Allowance for loan losses to total loans (3)	0.86%	1.06%
Allowance for loan losses to non-performing loans (1)	158.17%	171.21%
Net charge-offs to average loans (4)	0.61%	0.17%

(1)         We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)         Non-performing assets include non-performing loans and other real estate owned.

(3)         Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)         Annualized.

(5)         On a tax-equivalent basis.